Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Board of Directors Suspends Dividend to Concentrate Resources on Growth

PORTLAND, Ore. - February 23, 2015 - Electro Scientific Industries, Inc. (Nasdaq: ESIO), an innovator in laser-based manufacturing solutions for the microtechnology industry, today announced that its Board of Directors has suspended its quarterly dividend.

“We are in the middle of a major turnaround at ESI to return to long-term growth, profitability, and cash generation,” stated Edward C. Grady, president and CEO of ESI. “Our revitalization effort involves leveraging our recent acquisition of Topwin, gaining high-volume adoption of new products, and expanding our sales channel. Our initiatives are on track, and we are seeing broader interest from our customers and additional opportunities to penetrate adjacent markets. These opportunities require us to deploy qualification units, ramp laser production, field demo equipment, and fund growth in receivables. While our balance sheet is solid our Board believes we should concentrate our financial strength on growing the company and maintaining adequate financial flexibility.”

The company is not changing its guidance for the fourth quarter of fiscal 2015, and its financial goals for next fiscal year, beginning in April, remain unchanged.

The company will hold a conference call on Monday February 23, 2015 at 11:00 a.m. ET to discuss the change in dividend policy and how it relates to its efforts to revitalize the company. The conference call can be accessed by calling 888-339-2688 (domestic participants) or 617-847-3007 (international participants). The conference ID number is 39521656. A live audio webcast can be accessed at www.esi.com.

About ESI, Inc.
ESI’s integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI’s laser-based manufacturing solutions feature the micro-machining industry’s highest precision and speed, and target

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

the lowest total cost of ownership. ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

Forward-Looking Statements
This press release includes forward-looking statements about revenues and earnings, the markets we serve and intend to serve, growth, profitability, and cash generation. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; the volatility associated with the industries we serve which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the risk that the company may not be able to ship products on the schedule required by customers; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that competing or alternative technologies could reduce demand for our products; risks related to the integration of Topwin; the risk that our new products are not widely adopted or adopted at all; and the risk the we are not successful in penetrating adjacent markets.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com